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EXHIBIT 10.79

                                TRADING BAY FIELD

                            JOINT OPERATING AGREEMENT

                                 BY AND BETWEEN

                         UNION OIL COMPANY OF CALIFORNIA

                                       AND

                              MARATHON OIL COMPANY

                                    MAY 1996



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                               OPERATING AGREEMENT
                                TRADING BAY FIELD
                               COOK INLET, ALASKA

                                TABLE OF CONTENTS
                                -----------------

SECTION        ARTICLE                                                      PAGE
-------        -------                                                      ----

ARTICLE 1- EXHIBITS - APPENDICES............................................   1
     1.1  EXHIBITS .........................................................   1

ARTICLE II - DEFINITIONS....................................................   1
     2.1  AREA OR TRACT.....................................................   1
     2.2  COSTS.............................................................   1
     2.3  DEVELOPMENT WELL..................................................   1
     2.4  DRILL, DRILLED OR DRILLING, DEEPEN OR PLUG PACK...................   1
     2.5  EXPLORATORY WELL..................................................   1
     2.6  INJECTION WELL....................................................   2
     2.7  LEASE BURDENS.....................................................   2
     2.8  MARKET VALUE......................................................   2
     2.9  NON-DRILLING PARTY................................................   2
     2.10 PARTY.............................................................   2
     2.11 POOL..............................................................   2
     2.12 PRODUCTION........................................................   2
     2.13 OPERATOR..........................................................   2
     2.14 WORKING INTEREST..................................................   2

ARTICLE III - SUPERVISION OF OPERATIONS BY PARTIES..........................   3
     3.1  OVER-ALL SUPERVISION..............................................   3
     3.2  PARTICULAR POWERS AND DUTIES......................................   3

ARTICLE IV - MANNER OF EXERCISING SUPERVISION...............................   4
     4.1  VOTING PROCEDURE..................................................   4
     4.2  POLL VOTES........................................................   4
     4.3  VOTE BINDING ON PARTIES...........................................   4
     4.4  VOTE REQUIRED.....................................................   5

ARTICLE V - INDIVIDUAL RIGHTS OF PARTIES....................................   5
     5.1  RESERVATION OF RIGHTS.............................................   5
     5.2  SPECIFIC RIGHTS...................................................   5

ARTICLE VI - OPERATOR.......................................................   6
     6.1  INITIAL OPERATOR..................................................   6
     6.2  RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF
          SUCCESSOR.........................................................   6



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                          TABLE OF CONTENTS (Continued)
                          -----------------------------

SECTION        ARTICLE                                                      PAGE
-------        -------                                                      ----

ARTICLE VII - AUTHORITIES AND DUTIES OF OPERATOR ...........................   7
     7.1  OPERATOR .........................................................   7
     7.2  OPERATIONS........................................................   8

ARTICLE VIII - DRILLING. DEEPENING. PLUG ING BACK OR
     ABANDONMENT OF EXPLORATORY, DEVELOPMENT AND
     INJECTION WELLS .......................................................  10
     8.1  GENERAL PROVISIONS FOR EXPLORATORY, DEVELOPMENT AND
          INJECTION WELLS ..................................................  10
     8.2  EXPLORATORY WELLS ................................................  12
     8.3  DEVELOPMENT WELLS ................................................  12
     8.4  RELINQUISHMENT AND REVERSION OF INTERESTS.........................  12
     8.5  ABANDONMENT OF PRODUCING WELLS ...................................  14
     8.6  INJECTION WELLS ..................................................  14

ARTICLE IX - CONSTRUCTION OF CERTAIN FACILITIES.............................  15
     9.1  GENERAL ..........................................................  15
     9.2  OPERATOR TO CONDUCT OPERATIONS ...................................  15
     9.3  NOTICE OF PROPOSED CONSTRUCTION...................................  15
     9.4  RESPONSE TO NOTICE ...............................................  15
     9.5  PARTICIPATION.....................................................  16
     9.6  RELINQUISHMENT AND REVERSION OF INTERESTS.........................  16

ARTICLE X - RIGHT TO TAKE IN KIND AND FAILURE TO TAKE IN
     KIND -- UNDERLIFTING ..................................................  17
     10.1 TAKING IN KIND....................................................  17
     10.2 UNDERLIFTING OF PRODUCTION........................................  18
     10.3 ALLOCATION OF COSTS ..............................................  18
     10.4 INDEMNITY.........................................................  18

ARTICLE XI - EXPENSE .......................................................  18
     11.1 BASIS OF CHARGE TO PARTIES .......................................  18
     11.2 ADVANCE BILLINGS .................................................  19
     11.3 COMMINGLING OF FUNDS .............................................  19
     11.4 LIEN OF OPERATOR .................................................  19

ARTICLE XII - TITLES........................................................  19
     12.1 WARRANTY AND INDEMNITY ...........................................  19



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                          TABLE OF CONTENTS (Continued)
                          -----------------------------

SECTION        ARTICLE                                                      PAGE
-------        -------                                                      ----

ARTICLE XIII - RENTALS AND LEASE BURDENS ...................................  20
     13.1 RENTALS ..........................................................  20
     13.2 LEASE BURDENS ....................................................  20
     13.3 PAYMENTS TO BE BORNE BY PARTIES ..................................  20

ARTICLE XIV - TAXES ........................................................  21
     14.1 TAXES UPON PROPERTY AND OPERATIONS ...............................  21
     14.2 OTHER TAXES ......................................................  21
     14.3 TRANSFER OF INTERESTS ............................................  21
     14.4 NOTICES AND RETURNS ..............................................  21

ARTICLE XV - INSURANCE .....................................................  22
     15.1 REQUIRED INSURANCE ...............................................  22
     15.2 INDIVIDUAL INSURANCE .............................................  23
     15.3 CONTRACTORS' INSURANCE............................................  23
     15.4 NOTICE OF LOSSES AND CLAIMS.......................................  23

ARTICLE XVI - RELEASE FROM OBLIGATIONS: SURRENDER; RIGHT OF
     FIRST REFUSAL..........................................................  23
     16.1 SURRENDER OR RELEASE .............................................  23
     16.2 ACCRUED OBLIGATIONS ..............................................  24
     16.3 RIGHT OF FIRST REFUSAL ...........................................  24

ARTICLE XVII - FORCE MAJEURE................................................  25
     17.1 FORCE MAJEURE ....................................................  25

ARTICLE XVIII - NOTICES.....................................................  25
     18.1 GIVING AND RECEIPT................................................  25
     18.2 PROPER ADDRESSES .................................................  26

ARTICLE XIX - LIABILITY, CLAIMS, AND SUITS..................................  26
     19.1 INDIVIDUAL LIABILITY .............................................  26
     19.2 SETTLEMENTS ......................................................  26

ARTICLE XX - INTERNAL REVENUE PROVISION ....................................  27
     20.1 INTERNAL REVENUE PROVISION .......................................  27




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                          TABLE OF CONTENTS (Continued)
                          -----------------------------

SECTION        ARTICLE                                                      PAGE
-------        -------                                                      ----

ARTICLE XXI - EFFECTIVE TERM ...............................................  27
     21.1 TERM .............................................................  27

ARTICLE XXII - NON-DISCRIMINATION...........................................  27
     22.1 NON-DISCRIMINATION ...............................................  27

ARTICLE XXIII - OTHER PROVISIONS ...........................................  28
     23.1 AUDITS ...........................................................  28
     23.2 LAWS AND REGULATIONS .............................................  28
     23.3 ADDITIONAL BURDENS ...............................................  28
     23.4 SUCCESSORS AND ASSIGNS ...........................................  29
     23.5 ENTIRE AGREEMENT .................................................  29
     23.6 WAIVER ...........................................................  29
     23.7 CAPTIONS .........................................................  29
     23.8 GOVERNING LAW.....................................................  29

ARTICLE XXIV - EXECUTION . .................................................  30
     24.1 COUNTERPARTS......................................................  30
     24.2 RATIFICATION .....................................................  30


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                               OPERATING AGREEMENT
                                TRADING BAY FIELD
                               COOK INLET, ALASKA


         THIS AGREEMENT, entered into as of June 12, 1996 by and between Marathon Oil Company ("Marathon"), an Ohio corporation and Union Oil Company of California ("Union") a California corporation (collectively the "Parties").

ARTICLE I - EXHIBITS - APPENDICES
---------------------------------

1.1 EXHIBITS

         The following exhibits are attached hereto and by this reference are made a part hereof;

         A. Exhibit A - Map

         B. Exhibit B - Lease Description

         C. Exhibit C, which is the Accounting Procedure for the determination of costs and expenses incurred in the conduct of operations under this Agreement. If there is any conflict between this Agreement and Exhibit C, this Agreement shall govern.

ARTICLE II - DEFINITIONS
------------------------

2.1 AREA or TRACT - shall mean the State Lease ADL 18731 as described in Exhibits A and B.

2.2 COSTS - shall mean all costs and expenses, other than Lease Burdens, incurred in the development and operation pursuant to this Agreement and all other expenses that are herein made chargeable as Costs, determined in accordance with the Accounting Procedure set forth in Exhibit C hereto.

2.3 DEVELOPMENT WELL - shall mean any well other than an Injection Well Drilled to a location within the Area and projected to the Pool for which such Area was established.

2.4 DRILL, DRILLED OR DRILLING, DEEPEN OR PLUG BACK- shall mean to perform all operations reasonably necessary and incident to the drilling, deepening or plugging back of a well, including testing, and completing and equipping for production or injection, or plugging and abandoning.

2.5 EXPLORATORY WELL - shall mean any well other than a Development Well or an Injection Well which is drilled to a new pool.


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2.6      INJECTION WELL - shall mean any well Drilled or taken over for the injection of substances for the purpose of disposal or conducing pressure maintenance or secondary recovery operations.

2.7 LEASE BURDENS - shall mean the royalty reserved to the lessor in an oil and gas lease, an overriding royalty, a production payment and any other burden upon the Working Interests.

2.8 MARKET VALUE - shall mean the arithmetical average price upon which the State of Alaska's royalty is paid and finally accepted on the Production during the relevant period from the Area.

2.9 NON-DRILLING PARTY - shall mean the Party or Parties who have had the right to participate in the Costs of Drilling, Deepening or Plugging Back a well in accordance with this Agreement at the commencement of such operation, and who have elected not to participate therein.

2.10     PARTY OR PARTIES - shall mean a party to this Agreement.

2.11 POOL - shall mean an underground reservoir containing, or appearing to contain, a common accumulation of oil or gas. Each zone of a structure which is completely separated from any other zone in the same structure is a Pool.

2.12 PRODUCTION - shall mean all oil, gas and hydrocarbons produced and saved from the Area, except so much thereof as is used in the conduct of operation under this Agreement with or for the benefit of the Area.

2.13 OPERATOR - shall mean Union Oil Company of California and its successors, as the Operator designed in accordance with the Agreement, acting in that capacity, or any successor Operator selected pursuant to
         Article VI of this Agreement.

2.14 WORKING INTEREST - shall mean an interest, whether held under an oil and gas lease or otherwise, including a carried Working Interest, which interest is chargeable with and obligated to pay or bear, whether in cash or out of Production or otherwise, all or a portion of the Costs of operations conducted under this Agreement.


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ARTICLE III - SUPERVISION OF OPERATIONS BY PARTIES
--------------------------------------------------

3.1 OVER-ALL SUPERVISION. The Parties shall exercise over-all supervision and control of all matters pertaining to the development and operation of the Area pursuant to this Agreement. In the exercise of such power each Party shall act solely in its own behalf in the capacity of an Individual Working Interest owner and not on behalf of the Working Interest Owners as an entirety.

3.2 PARTICULAR POWERS AND DUTIES. The matters to be passed upon and decided by the Parties as provided herein or in the Agreement shall include, but not be limited to, the following:

         A.       The appointment, removal and selection of successor Operators.

         B.       The enlargement or contraction of the Area.

         C. The subsequent joinder of any Working Interest Owner to this Agreement

         D. The kind, character and method of operation, including any type of pressure maintenance or secondary recovery.

         E. The drilling of any well within the Area either to recover Production or for use as an injection Well, or for other purposes.

         F. The recompletion, workover, abandonment, or change of status of any well in the Area or use of any such well for injection or other purposes.

         G. The making of any single expenditure in excess of One Hundred Thousand Dollars ($100,000.00), except in the case of an emergency involving the preservation of life, environment or property.

         H. The selling or otherwise disposing of any major item of surplus material or equipment, the current list price of new equipment similar thereto being Five Thousand Dollars ($5,000.00) or more; provided, however, surplus material or equipment classified as junk may be disposed of by Operator at prevailing prices.



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         I.       The authorizing of charges to the joint account for services by consultants or any Party's technical personnel not covered by the charges set forth in Exhibit "C".

         J.       The taking of periodic inventories under the terms of Exhibit
                  "C".

         K. The designation of a representative to appear before any court or regulatory body in matters pertaining to operations hereunder, provided, however, that such designation shall not prevent a Party from appearing in person or from designating another representative in its behalf and at its own expense.

ARTICLE IV - MANNER OF EXERCISING SUPERVISION
---------------------------------------------

4.1      VOTING PROCEDURE

         GENERAL. In the supervision of an operation conducted by Operator the Parties chargeable with the costs of such operation shall have the right to vote thereon in proportion to their respective obligations for such Costs.

4.2      POLL VOTES

         The Parties may decide any matter by vote taken by letter or facsimile, provided the matter is first submitted to each Party entitled to vote thereon. Operator will give prompt notice of the results of such voting to all such Patties. Any such Party failing to vote on any matter for which a vote is provided by this Agreement within the time stated in such letter or facsimile shall be deemed to have voted in the negative.

4.3      VOTE BINDING ON PARTIES

         Any approval, direction, consent, determination, redetermination, agreement, stipulation, designation or other decision of the Parties provided for in this Agreement which receives the affirmative vote herein specified shall be deemed given by and shall be binding upon all Parties to this Agreement, except as otherwise specified herein.



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4.4      VOTE REQUIRED

         Except where specified otherwise in this Agreement, a vote of the owners of a majority of the Working Interests shall decide all issues to be decided hereunder.

ARTICLE V - INDIVIDUAL RIGHTS OF PARTIES
----------------------------------------

5.1      RESERVATION OF RIGHTS

         The Parties severally reserve to themselves all their rights, except as otherwise provided in this Agreement.

5.2      SPECIFIC RIGHTS

         Each Party owning a Working Interest shall have, among others, the following specific rights:

         A. REPORTS. The right to receive from Operator copies of all reports to any governmental agency, reports of crude oil runs and stocks, inventory reports, well logs, engineering and geological data and all other information pertaining to operations hereunder. All such reports and information shall be limited to factual and not interpretative data, unless accomplished by or charged to the Parties. The cost of gathering and furnishing information not ordinarily furnished by Operator to the Parties shall be charged to the Party who requests the information.

         B. ACCESS to such operations being conducted for the benefit thereof at all reasonable times to inspect such operations, wells and the records and data pertaining thereto.




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ARTICLE VI - OPERATOR
---------------------

6.1      INITIAL OPERATOR

         Union Oil Company of California is hereby designated as Operator.

6.2      RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR

         Any Operator shall have the right to resign at any time, but such resignation shall not become effective so as to release such Operator from its duties and obligations and terminate its rights as such for a period of six months after notice of Intention to resign has been served by an Operator on all Parties, unless a new Operator shall have been selected and approved and shall have taken over and assumed the duties and obligations of that Operator prior to the expiration of said period. In all instances of resignation or removal, until a successor Operator is selected and approved as hereinafter provided, the Parties snail be jointly responsible for performance of the duties of that Operator, and shall not later than 30 days before such resignation or removal becomes effective appoint a common agent to represent them in any action to be taken hereunder.

         The resignation of the Operator shall not release that Operator from any liability for any default by it hereunder occurring prior to the effective data of its resignation.

         Any Operator may, upon default or failure in the performance of its duties or obligations hereunder be subject to removal by a vote representing fifty percent (50%) or more of the voting power of the Parties. Such removal shall be effective upon notice thereof to the Parties.

         The resignation or removal of an Operator under this Agreement shall not terminate its right, title, or interest as the owner of a Working Interest, but upon the resignation or removal of an Operator becoming effective such Operator shall deliver possession of all equipment, materials, and appurtenances used in conducting the operations and owned by the Parties to the duly qualified successor Operator or to the owners thereof if no such new Operator is elected, to be used for the purpose of conducting operations hereunder. Nothing herein shall be construed as authorizing removal of any



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         material, equipment and appurtenance needed for the preservation of any wells.

         Whenever the Operator shall resign, or shall be removed as hereinabove provided or a change of an Operator is negotiated by the Parties, the Parties shall select a successor Operator. Such selection shall not become effective until the Operator so selected shall accept in writing the duties and responsibilities of Operator.

ARTICLE VII - AUTHORITIES AND DUTIES OF OPERATOR
------------------------------------------------

7.1      OPERATOR

         A. GENERAL DUTIES. Operator shall be responsible for submitting all required reports to the State of Alaska and other regulatory authorities and shall, subject to subsection 3.2K, represent the Parties at hearings or other meetings held by any regulatory bodies pertaining to operations hereunder. Pursuant to the provisions of this Agreement, Operator shall have the exclusive right and duty to conduct operations according to plans and procedures as specified by the Parties and to do all things necessary and consistent therewith, including the execution of all contracts as Operator which affect drilling, reworking and servicing of wells, and construction and operation of facilities, and the purchasing of supplies, and shall prepare or assist in the preparation of any and all applications, reports, or other documents required by any governmental agency.

         B. RECORDS AND REPORTS. Operator shall keep correct books, accounts and records and shall furnish the Parties with periodic reports of operations conducted by it pursuant to this Agreement. Daily or periodic reports for production, drilling and other operations shall be submitted as general practices dictate.

         C. WELLS DRILLED, DEEPENED OR WORKED OVER BY OPERATOR. All wells drilled by Operator through independent contractors shall be at not more than the usual rates prevailing in the area. Operator may employ its own tools and equipment, butt the charge therefor shall not exceed the prevailing rate in the area and the work shall be performed under terms


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                  and conditions customary in the area in contracts of
                  independent contractors doing work of a similar nature.

7.2      OPERATIONS

         A. WORKMANLIKE CONDUCT Operator shall conduct all operations in a good and workmanlike manner. Operator shall not be liable to the Parties for damages unless such damages result from Operator's gross negligence or willful misconduct.

         B. LIENS AND ENCUMBRANCES. Operator shall endeavor to see that the lands and leases in the Area are kept free from all liens and encumbrances occasioned by operations, except the liens of Operator granted hereunder.

         C. EMPLOYEES. All individuals employed by Operator in conducting operations shall be the employees of that party employing same, and their selection, hours of labor, compensation, and all other matters relating to their employment shall be determined by Operator.

         D.       EXPENDITURES.

                  1. The Operator shall have the right to make expenditures up to an aggregate of one hundred thousand dollars ($100,000) for any single project of any kind, without consent of the Parties.

                  2. For all projects exceeding fifty thousand dollars ($50,000) but less than fifty thousand dollars ($100,000), an international Authorization for Expenditure (AFE) shall be prepared by the Operator and submitted to the working Interest owners before work commences

                  3. Projects exceeding one hundred thousand dollars ($100,000) shall require approval of the Parties. An AFE shall be prepared by the Operator and supplied to the Parties for approval. Response to a request for approval of an AFE shall be given to the Operator within forty-five (45) days after receipt of the request. The non-consent


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                           provisions of Article IX shall apply if fewer than
                           all Parties vote to approve the AFE.

                  4. If, at any time, it becomes apparent that expenditures for an AFE and any Supplemental AFE's for such item previously approved pursuant to this Subsection 7.2D will be or has exceeded the authorized limit by ten percent (10%) or fifty thousand dollars ($50,000) whichever is greater, or by one million dollars ($1,000,000), the Operator shall notify the Parties and shall. without delay, prepare a Supplemental AFE. A Supplemental AFE shall also be prepared for an informational AFE if it becomes apparent that expenditures will have or have exceeded the $100,000 formal AFE threshold. The Supplemental AFE shall include reasons of the increased cost, and shall request approval for the additional expenditures anticipated. The Operator shall give verbal notification to the Parties advising that a Supplemental AFE may be required. The Parties shall have 3 business days from receipt of a Supplemental AFE to vote on the approval requested.

                  5. Unless otherwise stated in an AFE or Supplemental AFE, the approval granted for the project described in the AFE or Supplemental AFE will be canceled if no work has been performed or money spent on the project six (6) months after the AFE or Supplemental AFE has received requisite approval, or six (6) months after proposed start date, whichever occurs first.

                  6. If any emergency occurs, Operator may immediately make or incur such expenditures as in its opinion are required to deal with the emergency. Operator shall report to the Parties as promptly as practicable the nature of the emergency and the action taken and, as soon as practical, prepare an AFE if otherwise required by the provisions of this Sub-section 7.2D.


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ARTICLE VIII - DRILLING. DEEPENING, PLUGGING BACK OR ABANDONMENT OF EXPLORATORY,
--------------------------------------------------------------------------------
DEVELOPMENT AND INJECTION WELLS
-------------------------------

8.1      GENERAL PROVISIONS FOR EXPLORATORY, DEVELOPMENT AND INJECTION WELLS

         A. GENERAL. The Drilling, Deepening, Plugging Back or abandoning of a well within the Area shall be conducted only in accordance with the provisions of this Article VIII.

         B. OPERATOR TO CONDUCT OPERATIONS. All Drilling, Deepening, Plugging Back, and abandoning operations shall be conducted by the Operator.

         C. NOTICE OF PROPOSED OPERATIONS. If any Party hereto should desire to Drill any well within the Area, or, if any Party should desire to rework, sidetrack, Deepen, recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such Party has not otherwise relinquished its interest in the proposed objective Pool under this Agreement, the party desiring to Drill, rework, sidetrack, Deepen, recomplete or Plug back such a well shall give written notice of the proposed operation to the Parties who have not otherwise relinquished their interest in such objective Pool under this Agreement and to the other Parties in the case of a proposal for sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Pool and the estimated cost of the operation. All proposed operations shall be subject to the requirements of Article VII section 7.2 D.

         D. RESPONSE TO NOTICE. Within forty-five (45) days after receipt of such notice, each Party shall advise all other Parties, in writing, whether or not it approves and desires to participate in such operations_ If the Parties approve such operations, then the proposed operations shall be conducted by the designated Operator. If any Party fails to respond to such notice within said forty-five (45) day period, it shall be deemed to have failed to approve such proposed operation and to have elected not to participate therein. Notwithstanding the provisions of the foregoing paragraph, if a drilling rig has suspended operations awaiting approval of redrilling, Deepening, Plugging Back or abandoning of a well, then the Parties receiving such notice shall have forty-eight (48) hours


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                  (exclusive of Saturdays, Sundays, and legal holidays) after receipt thereof within which to notify the Parties giving such notice whether they approve and desire to participate in the proposed operations. All such notices given under this paragraph shall be by telephone, or facsimile, followed by written notice.

         E. FEWER THAN ALL PARTIES. Whenever all Parties entitled to participate in approved operations fail to agree to participate, then within fifteen (15) days after expiration of said forty-five (45) days' notice period or within twenty-four
                  (24) hours (exclusive of Saturdays, Sundays and legal holidays) after expiration of said forty-eight (48) hour notice period, each such Party who desires to participate in the approved operations shall give to the other Parties written notice (or in the case of the twenty-four (24) hour notice period, by telephone, or facsimile) of the election to participate in such approved operations. Failure to give such notice shall be deemed an election not to participate. Unless otherwise agreed by the Parties, the entire cost, risk, liability and expense of the Drilling, Deepening. or Plugging Back of a Development or Exploratory Well by fewer than all the Parties shall be borne by the Parties comprising the Drilling Party. No operations by fewer than all Parties shall be conducted in such a manner as to interfere or conflict with any other operations.

         F. ABANDONMENT OF NON-PRODUCTIVE POOL WITHIN A WELL. In the event the proposed operation is the abandonment of a non-productive Pool, within a well, then the notice required in Subsection 8.1C. shall also be given to the Parties. If the Parties give notice of election, in the manner provided in Subsection 8.1D, to take over the well drilled into such Pool and if the Parties participating in the Costs of said well approve the proposed abandonment, the Parties electing not to abandon such pool shall take over said well upon such terms and conditions contained in Subsection 8.5.

         G. USE OF EQUIPMENT. In the case of any Plugging Back or Deepening operation, the Drilling Party shall purchase, at salvage value, all casing, tubing and other equipment in the well.


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8.2      EXPLORATORY WELLS

         A. RIGHT TO DRILL. If any Party desires to Drill, Deepen or Plug Back a well as an Exploratory Well, then it shall have the right to do so under the provisions of this Article VIII.

         B. DRILLING FROM MOBILE PLATFORMS. The Drilling of an Exploratory Well from a mobile platform or drilling barge shall be outside the scope of this Agreement, but nothing herein contained shall be deemed to prevent the Drilling of such a well on the Tract by a Party owning a Working Interest therein.

         C. OPERATIONS AND PARTICIPATION. The Drilling, Deepening or Plugging Back of an Exploratory Well from any facility other than a mobile platform or drilling barge shall be accomplished in the following manner In the event the proposed operation receives the approval of the Parties as provided in Subsection
                  8.10 or 8.1E, then each owner of a Working interest in the Tract shall have the right to participate in proportion to its Working Interest in that Tract. If fewer than all Working Interest owners approve such operations, then those electing to proceed shall conduct such operations al their sole cost, risk and expense.

8.3      DEVELOPMENT WELLS

         A. RIGHT TO DRILL. If any Party desires to Drill, Deepen, or Plug Back a well as a Development Well, then it shall have the right to do so under the provisions of this Article VIII.

         B. OPERATIONS AND PARTICIPATION. The Drilling, Deepening or Plugging Back of a Development Well shall be accomplished in the following manner in the event the proposed operation receives the approval of the Parties as provided in Subsection
                  8.1 D or 8.1E, each Party shall have the right to participate therein in proportion to its Working interest.

8.4      RELINQUISHMENT AND REVERSION OF INTERESTS

         A. OPERATIONS BY LESS THAN ALL PARTIES. In order for the Drilling Party to receive the benefits of this Section 8.4, the proposed operations shall be commenced within six months after the expiration of the notice period provided in Subsection 8.10 or 8.1E, whichever is the later date.

         B. RELINQUISHMENT OF INTEREST BY NON-DRILLING PARTY. When a well which is Drilled, Deepened or Plugged Back by less than all Parties entitled to participate therein is completed as a producer, each Non-Drilling Party shall be deemed to have relinquished to the Drilling Party all of its operating rights and Working interest in and to such Well. and Drilling Party shall make, or cause to be made, payments for Lease Burdens in respect of Production from said well, in accordance with
                  Article XIII.

         C. REVERSION OF RELINQUISHED INTERESTS. The operating rights and Working Interests relinquished by a Non-Drilling Party shall revert to it at such time as the Market Value, calculated by Drilling Party, of that Non-Drilling Party's share of the Production obtained from the well after such relinquishment (after deducting from such Market Value all taxes upon or measured by Production and all Lease Burdens) shall equal the total of the following:

                  1) One hundred per cent (100%) of that portion of the Costs Incurred in operating the well (including the portion of costs of acquisition or use of platforms, pipelines or other facilities attributable to such operations by less than all Parties, but excluding the Costs provided for in this Subsection 8.4C(2)) that would have been charged to such Non-Drilling Party had all Parties entitled thereto participated therein; and

                  2) Six hundred per cent (600%) in the case of an Exploratory Well, or four hundred per cent (400%) in the case of a Development Well, of that portion of the Costs incurred by Drilling Party in the Drilling, Deepening, or Plugging Back of said well, through and including the wellhead connections, that would have been chargeable to such Non-Drilling Party had all Parties entitled thereto participated therein.

         D. EFFECT OF REVERSION. From and after reversion to a Non-Drilling Party of its relinquished interest in a well, such Non-Drilling Party shall share in the ownership of the well, the operating rights and Working Interest therein, the materials and equipment in or pertaining to the well, the

                  Production therefrom and the Costs of operating the well as otherwise provided in this Agreement.

8.5      ABANDONMENT OF PRODUCING WELLS

         No well which is producing or has once produced shall be abandoned without approval of the Parties then owning a Working Interest therein. If such approval is not obtained, then this Parties not desiring to abandon shall pay to such other Party the latter Party's proportionate share of the fair market value of the salvable material and equipment in and on such well determined at the time such abandonment is proposed. less such latter Party's estimated share of the cost of abandonment. Upon receipt of said sum, the Party desiring to abandon said well shall assign to the other Parties, without warranty of title, all of its operating rights and Working Interest in the well and all subsequent Production therefrom, as to the Pool from which said well is then producing, or has once produced, but not as to any other Pool and all of its interest in the material and equipment in and on said well If such assignment or conveyance shall run in favor of more than one Party herF.ito, the interest covered thereby shall be shared by such Parties in the proportion that the interest of each Party assignee bears to the interest of all Parties assignee. The Party proposing such abandonment shall give the notice required in Subsection 8.1 C to the Parties. If the Parties give notice of election. in the matter provided in Subsection 8.1D, to take over said well and if the Parties then owning a Working Interest in said well approve the proposed abandonment, the Parties shall take over said well as provided in this
         Section 8.5. Unless at the direction of the Fames me well is to be taken over for use in operations, the Operator shall plug and abandon the well far the account of the Parties owning a Working Interest therein. As used in this Section 8.5, "Well" shall be deemed to apply separately to each Pool from which that well is then producing or has produced, and the value of the salvable material and equipment therein shall be attributed in proportion to the ownership thereof.

8.6      INJECTION WELLS

         The Costs of Drilling, Deepening, Plugging Back, abandoning, or taking over a well as an Injection Well shall be borne by all the Parties for which the well is to be used for the purpose of disposal or pressure maintenance or secondary recovery operations. All parties shall bear such Costs according to their respective Working Interest.

ARTICLE IX - CONSTRUCTION OF CERTAIN FACILITIES
-----------------------------------------------

9.1      GENERAL

         The construction of any production equipment, pipeline, or other facilities not related to secondary recovery or pressure maintenance programs, the cost of which exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00), referred to in this Article IX as "Such Construction," shall be conducted in or for the benefit of the Area only in accordance with the provisions of this Article IX. For the purposes of this Article IX, reference to Parties shall mean all Parties to be served by the proposed production equipment, pipeline, or other facility.

9.2      OPERATOR TO CONDUCT OPERATIONS

         Such Construction shall be conducted by the Operator designated by the Parties participating in the Costs thereof.

9.3      NOTICE OF PROPOSED CONSTRUCTION

         Any Party may propose Such Construction by giving to each of the other Parties written notice specifying the location, contemplated service, design, specifications, proposed operator, and estimated Costs of Such Construction.

9.4      RESPONSE TO NOTICE

         Within forty-five (45) days after receipt of such notice, each Party shall advise all other Parties, in writing, whether or not it approves Such Construction AND whether or not it desires to participate in Such Construction. If the Parties approve Such Construction in the mariner provided in Article IV, then Such Construction shall be conducted by the Operator.

9.5      PARTICIPATION

         In the event Such Construction receives the approval of the Parties as provided in Section 9.4, each Party shall have the right to participate therein. Unless otherwise agreed by the Parties, the entire cost, risk, liability and expense of Such Construction by fewer than all of the Parties shall be borne by the Parties comprising the Participating Party (as hereinafter defined) in proportion to their respective interests in Such Construction as herein after provided. The Party or Parties electing to participate in Such Construction shall be referred to in this Article IX as "Participating Party."

9.6      RELINQUISHMENT AND REVERSION OF INTERESTS

         A. SUCH CONSTRUCTION BY LESS THAN ALL PARTIES. In order for the Participating Party to receive the benefits of this Section 9.6, Such Construction shall be commenced within one (1) year after the expiration of the period provided in Section 9.4. Each Participating Party shall participate in Such Construction in the proportion of its Working Interest.

         B. NON-OWNERSHIP AND RELINQUISHMENT OF INTEREST. When any Party who is entitled to participate in such Construction elects not to participate therein, such Party referred to in this Article IX as "Non-Participating Party", it shall be deemed to have no interest in and shall not be entitled to the use of the facility constructed.

         C. ACQUISITION OF AN INTEREST AND REVERSION OF RELINQUISHED INTEREST. Within thirty (30) days after the production equipment, pipeline or other facility is put into service, operator of Such Construction shall furnish each Non-Participating Party a statement of the estimated Costs of Such Construction. Within sixty (60) days after receipt of such statement. each Non-Participating Party may elect to pay to the operator who conducted Such Construction an amount of money equal to the total of the following:

                  (1) One hundred per cent (100%) of that portion of the Costs incurred in operating the facility that would have been charged to such Non-Participating Party had it participated In Such Construction;

                  (2) One hundred thirty-five per cent (135%) of that portion of the Costs incurred and committed in Such Construction; and

                  (3) Interest at the rate of one percent (1%) per month (or, if lower, the highest rate permitted by law) on such amounts computed from the month during which each portion of such Costs was paid. If a Non-Participating Party has elected to make the payment hereinabove provided, and does so within thirty (30) days after such election, such Non-Participating Party shall immediately have transferred to it that interest in that production equipment, pipeline or other facility as it would have had if it had participated in the construction thereof, and the operating rights and Working interests which it relinquished by failing to participate in Such Construction shall at that time revert to such Party.

         D. PAYMENT BY OPERATOR. All payments received by Operator from a Non- Participating Party pursuant to Subsection 9.6C shall be paid promptly to the Participating Parties in the proportions in which they shared the Costs of Such Construction and Drilling.

ARTICLE X - RIGHT TO TAKE IN KIND AND FAILURE TO TAKE IN KIND - UNDERLIFTING
----------------------------------------------------------------------------

10.1     TAKING IN KIND

         Each Party shall currently take in kind or separately dispose of its share of Production, but its share shall include any Production said Party is then making up as the result of its underlift pursuant to this
         Article X. Each such Party shall have the right to construct, maintain, and operate all necessary facilities for that purpose, provided that they are so constructed, maintained and operated as not to interfere with operations. Any extra expenditures incurred by reason of delivery In kind of any portion of the Production shall be borne by the receiving Party. If a royalty owner has the right to take in kind a share of Production and fails to do so, each Party taking Production shall take its lessor's Royalty Share of Production. On all purchases or sales each

         Party shall execute any division order or contract of sale pertaining to its interest.

10.2     UNDERLIFTING OF PRODUCTION

         Notwithstanding the ownership of Production set forth in this Agreement, in the event any Party fails to take or otherwise dispose of its entire share of Production, the other Parties shall be entitled to take the Production not taken, and the Parties will cooperate in returning all Parties to balance of cumulative Production as soon as practicable.

10.3     ALLOCATION OF COSTS

         Except as to Lease Burdens and taxes measured by production, no adjustment shall be made in Costs when a Party is underlifting or overlifting. Lease Burdens and taxes measured by Production shall be borne by the Parties in proportion to the Production taken by each of them.

10.4     INDEMNITY

         In the event any Party or Parties is underlined and any such action causes the rate of production hereunder to be reduced, then said Party or Parties shall be solely responsible to the State of Alaska and any other royalty owner or overriding royalty owner for, and hold the other Parties harmless and indemnify them against any and all claims whatsoever which arise as a result of such failure to take.

ARTICLE XI - EXPENSE
--------------------

11.1     BASIS OF CHARGE TO PARTIES

         All Costs incurred for the benefit of the Area initially shall be paid by Operator. Each Party shall reimburse Operator for its Working Interest share of such Costs except as otherwise provided in Articles VIII, IX, and X. All charges, credits and accounting shall be in accordance with Exhibit "C."

11.2     ADVANCE BILLINGS

         Operator shall have the right to require the Parties to advance their respective shares of estimated Costs by submitting to such Parties, on or before the 15th day of any month, an itemized estimate thereof for the succeeding month, with a request for payment In advance. Within fifteen (15) days thereafter, each Party shall pay to Operator its share of such estimate. Adjustments between estimated and actual Costs shall be made by Operator at the close of each calendar month, and the accounts of such Parties shall be adjusted accordingly.

11.3     COMMINGLING OF FUNDS

         No funds received by Operator under this Agreement need be segregated or maintained by it as a separate fund, but may be commingled with its own funds.

11.4     LIEN OF OPERATOR

         Each Party grants to the Operator a lien upon its Working Interests in the Area, and Its interest In all property, as security for payment of its share of Costs together with interest thereon at the rate of twelve per cent (12%) per annum or, if lower, at the highest rate allowed by law. Operator shall have the right to bring suit to enforce collection of such indebtedness with or without seeking foreclosure of the lien. In addition, upon default by any Party in the payment of its share of Costs. Operator shall have the right to collect from the purchaser the proceeds from the sate of such Party's share of Production until the amount owed by such Party, plus interest as aforesaid, has been paid. Each purchaser shall be entitled to rely upon Operators written statement concerning the amount of any amount due hereunder.

ARTICLE XII - TITLES
--------------------

12.1     WARRANTY AND INDEMNITY

         Each Party represents and warrants that it is the owner of the respective Working Interests and hereby agrees to indemnify and hold harmless the other

         Parties from any loss due to failure, in whole or in part, of its title to any such interest. except failure of title arising out of operations: provided that such indemnity shall be limited to an amount equal to the net value that has been received from the sale or receipt of Production attributable to the interest as to which title failed. Each failure of title will be deemed to be effective, insofar as this Agreement is concerned, as of the first day of the calendar month in which such failure is finally determined, and there shall be no retroactive allocation of Costs or retroactive allocation of Production or the proceeds therefrom, as a result of title failure.

ARTICLE XIII - RENTALS AND LEASE BURDENS
----------------------------------------

13.1     RENTALS

         Each Party shall be obligated to pay, or cause to be paid, any and all rentals and other sums (other than Lease Burdens) payable upon or in respect of its Working Interests, subject, however, to the right of each Party to surrender any of its Working Interests in accordance with
         Article XVI. Upon request, each Party shall furnish to Operator satisfactory evidence of the making of such payments. However, no Party shall be liable to any other Party for unintentional failure to make any such payments provided it has acted in good faith.

13.2     LEASE BURDENS

         Each Party entitled to receive a share of Production shall make, or cause to be made, payments for that portion of the Lease Burdens constituting the Royalty Share due the State of Alaska on such Party's share of Production or the proceeds allocated thereto under this Agreement. Each Party shall be obligated to pay, or cause to be paid, all other Lease Burdens attributable to its Working Interest, and shall be liable for any additional Costs occasioned thereby.

11.3     PAYMENTS TO BE BORNE BY PARTIES

         All payments made pursuant to this Article XIII shall be borne by the Party responsible for such payments in accordance with this Agreement, any payments made by Operator on behalf of a Party snail be reimbursed by the Party liable for payment.

ARTICLE XIV - TAXES
-------------------

14.1     TAXES UPON PROPERTY AND OPERATIONS

         All taxes assessed or levied upon property or operations under this Agreement, except income taxes, taxes measured by Production and taxes upon Lease Burdens which are payable by the owners thereof: snail be paid by Operator as and when due and payable. All such taxes shall be charged to and borne by the Parties in proportion to their respective Working Interests.

14.2     OTHER TAXES

         Each Party shall pay or cause to be paid all taxes imposed upon or in respect of its share of Production or handling of its share of Production.

14.3     TRANSFER OF INTERESTS

         In the event of a transfer by one Party to another under the provisions of this Agreement of any Working Interest, or of any interest in any well or in the materials and equipment in any well, or of any interest in platforms, pipelines or other facilities, or in the event of the reversion of any relinquished interest as in this Agreement provided, the taxes above mentioned assessed against the interest transferred or reverted for the taxable period in which such transfer or reversion occurs shall be apportioned between such Parties so that each shall bear the percentage of such taxes which is proportionate to that portion of the taxable period during which it owned such interest.

14.4     NOTICES AND RETURNS

         Each Party shall promptly furnish Operator with copies of notices, assessments, levies or tax statements received by it pertaining to the taxes to be paid by Operator. Operator shall make such returns, reports and statements as may be required by law in connection with any taxes above provided to be paid by it, shall furnish copies to the Parties upon request, and shall notify the Parties of any tax which it does not propose to pay before such tax becomes delinquent.

ARTICLE XV - INSURANCE
----------------------

15.1     REQUIRED INSURANCE

         Operator shall procure and maintain the following insurance for the protection of all Parties hereto and the premiums therefor shall be charged as Costs under this Agreement. In lieu of providing insurance, Operator may cover its obligation under this Agreement through its financial resources and satisfy any required evidence of such with a "Letter of Self insurance". The insurance coverage may be altered from time to time as conditions warrant subject to approval of the Parties.

         A. Operator shall carry:

                  (1) General Liability Insurance and Marine Liability (also referred to as Protection and Indemnity Insurance) and Aircraft Liability (if aircraft are used) each with a combined single limit of at least $500,000 per occurrence.

                  (2) All Risk Physical Damage Insurance, if readily available, including Debris Removal, and Cost of Control of Well Insurance, with a deductible of at least $100,000 per occurrence.

         B. Operator shall carry: Workmen's Compensation and Employers' Liability in cover all operations including marine operations (and liability for transportation, wages, maintenance and cure to a master or a member of a crew of any vessel) conducted under this Agreement with an Employers' Liability limit of at least $800,000. Such insurance shall contain a provision wherein carrier waives its right to subrogation against the Parties hereto.

15.2     INDIVIDUAL INSURANCE

         Any Party may procure and maintain at its own cost and expense such other insurance as it shall determine and any such insurance shall inure solely for the benefit of such Party procuring the same; provided, however, that each such insurance policy shall contain a waiver an the part of the insurance carrier of all rights, by subrogation or otherwise, against each Party not named as an insured in such policy or if such waiver is not secured the insured shall indemnify and hold harmless each Party not named as an insured in such policy against any claim of the insurance carrier arising against such Party by subrogation or otherwise.

15.3     CONTRACTORS' INSURANCE

         Operator shall require all contractors engaged in operations under this Agreement to comply with the Workman's Compensation Law or the State of Alaska, and cover all marine operations conducted under the contract, and to maintain such other insurance in such amounts as is deemed necessary by the Operator. All such insurance shall contain a waiver of subrogation by the carrier as to each Party not named as an insured therein.

15.4     NOTICE OF LOSSES AND CLAIMS

         Operator shall notify the other Parties as soon as practicable after the occurrence of any major accident involving either damage to property or injuries to or death of persons.

ARTICLE XVI - RELEASE FROM OBLIGATIONS; SURRENDER: RIGHT OF FIRST REFUSAL
-------------------------------------------------------------------------

16.1     SURRENDER OR RELEASE

         A Working Interest shall not be surrendered except with the consent of all Parties. However, a Party who owns a Working Interest and who is not at the time committed to participate in the Drilling, Deepening or Plugging Back of a Well may be relieved of further obligations with respect to such Pool as than constituted by executing and delivering to Operator an assignment conveying to all other Parties all Working Interests owned by such Party, together with the entire interest of such Party in any and all wells, materials, equipment and other property, and, if applicable, the payment required by Section 8.5.

16.2     ACCRUED OBLIGATIONS

         A Party making an assignment or surrender in accordance with Section
         16.1 shall not be relieved of its liability for any obligation accrued hereunder at the time the assignment or surrender is made or of any obligation to bear its share of the Casts incurred in any Drilling, Deepening or Plugging Back operation in which such Party has elected to participate prior to the making of such assignment or surrender provided, however, that the liability of Marathon and Union for such costs shall terminate when both of them have disposed of all of their Working Interests in the Area.

16.3     RIGHT OF FIRST REFUSAL

         No Party shall sell all or any portion of Its Working Interests in the Area to a third party unless that Party has first offered to sell all or such portion of its Working Interests to each of the other Parties pursuant to this Section 16.3. Any Party which proposes to sell all or a portion of its Working Interests ("Selling Party") to a third party shall provide to each of the other Parties a notice of the name end address of the prospective third-party purchaser (who must be ready, willing and able to purchase), the purchase price, a legal description of the assets TO BE purchased, and all substantive terms of such offer. Within twenty days following the date a Party receives such notice, it ("Purchasing Party") may notify the Selling Party of its agreement to purchase the Selling Party's Working Interests which are subject to the offer from the third party, in which case the Selling Party shall convey the Working Interests which are subject to the third-party offer to the Purchasing Party for the same consideration and on the same terms and conditions to which the third party has agreed. If there is more than one Purchasing Party, then the Selling Party shall convey such interests to each Purchasing Party in the same proportion that each Purchasing Party's Working Interests in the Area bears to the Working Interests of all Purchasing Parties in the Area at the time that the Selling Party provides the notice required by this Section
         16.3 However, there shall be no preferential right to purchase in those cases in which any Party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its oil and gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such Party owns a majority of the stock.

ARTICLE XVII - FORCE MAJEURE
----------------------------

17.1     FORCE MAJEURE

         The obligations of Operator hereunder shall be suspended to the extent that. and only so long as, performance thereof is prevented, in whole or in part, by acts of God, fire, action of the elements, weather or natural phenomena, including, but not limited to, ice within the Area rendering continued operations hazardous to life or property, strikes or other differences with workmen, unavoidable accidents, acts of civil or military authorities, acts of the public enemy, restrictions or restraints imposed by law or by regulation or order of governmental authority, whether Federal, state, or local, inability to obtain necessary rights of access, uncontrollable delays in transportation, inability to obtain necessary materials in open market, or any other cause reasonably beyond control of Operator whether or not similar to any cause above enumerated. Operator shall not be required against its will to adjust or settle any labor dispute. Whenever performance of obligations is prevented by any such cause, Operator shall give notice thereof to the other Parties as promptly as reasonably possible.

ARTICLE XVIII - NOTICES
-----------------------

18.1     GIVING AND RECEIPT

         Except as otherwise specified herein, any notice, consent, or statement herein provided or permitted shall be deemed to have been properly served when sent by mail, facsimile transmission, courier or telegram to the address of the representative of each Party as furnished to Operator in accordance with Article XVIII. A notice given under any provision hereof shall be deemed given only when received by the Party to whom such notice is directed.

18.2 PROPER ADDRESSES

         Each Party's proper address for notice as of the date of this Agreement is listed as follows:

          Union Oil Company of California         Marathon Oil Company
          909 W 9th Ave                           3201 C St. Suite 800
          P.O. Box 196247                         P.O. Box 196168
          Anchorage, AK 99519-6247                Anchorage, AK 99519-6168

          Ph (907) 276-7600                       Ph (907) 561-5311
          Fax (907) 263-7698                      Fax (907) 564-6489


ARTICLE XIX - LIABILITY, CLAIMS, AND SUITS
------------------------------------------

19.1     INDIVIDUAL LIABILITY

         The duties, obligations, and liabilities of the Parties shall be several and not joint or collective; and nothing herein contained shall ever be construed as creating a partnership of any kind, joint venture, association, trust, or other legal entity among the Parties.

19.2     SETTLEMENTS

         Operator may settle any single damage claim or suit involving operations but not involving an expenditure in excess of Ten Thousand Dollars ($10,000.00) provided the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above specified amount, the Parties shall assume and take over the further handling of the claim or suit unless such authority is expressly delegated to Operator All costs and expense of handling, settling, or otherwise discharging such claim or suit shall be an item of Costs. If a claim is made against any Party on account of any matter arising from operations hereunder for which such Party is not solely responsible under this Agreement, the Party shall immediately notify the other Parties and the claim or suit shall be treated as any other claim or suit involving operations.

ARTICLE XX - INTERNAL REVENUE PROVISION
---------------------------------------

20.1     INTERNAL REVENUE PROVISION

         Each of the Parties hereby elects to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury OF the United States or his delegate insofar as such Subchapter or any portion or portions thereof may be applicable to the Parties, If any present or future income tax laws of the State of Alaska contain provisions similar to those contained in the Subchapter of the Internal Revenue Code of 1986 above referred to under which a similar election is permitted, each of the Parties hereby elects to he excluded from the application of such laws. Accordingly, each Party hereby authorizes and directs Operator to execute such an election or elections on its behalf and file the same with the proper administrative office or agency. If requested by Operator, each Party agrees to execute and join in such instruments as are necessary to make such elections effective.

ARTICLE XXI - EFFECTIVE TERM
----------------------------

21.1     TERM

         This Agreement is effective on the date first written above and shall continue in effect until:

         A. all wells have been plugged and abandoned or otherwise disposed of,

         B. all property acquired for the joint account has been disposed of in accordance with the instructions of the Parties, and

         C.       there has been a final accounting.

ARTICLE  XXII - NON-DISCRIMINATION
----------------------------------

22.1     NON-DISCRIMINATION

         In connection with the performance of work under this Agreement, Operator agrees to comply with all of the provisions of Section 202(1) to (7), inclusive, of Executive Order 11246, as amended (30 FR 12319), which are hereby incorporated by reference in this Agreement Operator agrees to insert the foregoing provision in all contracts for standard commercial supplies or raw materials.

ARTICLE  XXIII - OTHER PROVISIONS
---------------------------------

23.1     AUDITS

         An audit shall be made of Operators records and books or account pertaining to operations under this Agreement whenever the making of such audit is requested, except that Operator shall not be audited more often than once each year, except upon the resignation or removal of such Operator Such audit shall be made by auditors in the employ of the Parties desiring to participate therein, and the allowance to be made to each Party furnishing an auditor shall be determined by the approval of such Parties, and paid by such Parties in proportion to their respective participation among themselves in Costs incurred during the period covered by the audit.

23.2     LAWS AND REGULATIONS

         This Agreement shall be subject to all applicable laws and regulations, and shall be interpreted in accordance with the laws of the State of Alaska.

23.3     ADDITIONAL BURDENS

         In the event that any Party has created or should subsequently create against its interest, any additional royalty, overriding royalty, production payment, or other burden or charge, the Party which has created or subsequently creates any such additional burden or charge shall hold the other Parties to this Agreement harmless from such additional burdens and charges out of its own funds. As security for the performance of the obligations created by this paragraph, the Parties entitled to be held harmless shall have a lien to secure the performance of the obligations created by this Section 213. Such lien shall exist upon the interests owned by the Party charged with performing such obligation.


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

23.4     SUCCESSORS AND ASSIGNS

         The provisions of this Agreement shall be covenants running with the lands, leases, and interests covered hereby, and shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the Parties hereto.

23.5     ENTIRE AGREEMENT

         This Agreement including all exhibits attached here and made a party hereof, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and superseded all prior agreements, understandings, negotiations and discussion, whether oral or written, of the Parties with respect to same. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

23.6     WAIVER

         No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

23.7     CAPTIONS

         The captions in this Agreement are for convenience only and shall not constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

23.8     GOVERNING LAW

         This Agreement shall be governed by and interpreted in accordance with the laws OF the State of Alaska without regard to conflict of law rules that would direct the application of the law of another jurisdiction.



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

ARTICLE XXIV - EXECUTION
------------------------

24.1     COUNTERPARTS

         This Agreement may he executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument,

24.2     RATIFICATION

         This Agreement may be executed by the execution and delivery of a good sufficient instrument or ratification, adopting and entering into this Agreement. Such ratification shall have the same effect as if the Party executing it had executed this Agreement or a counterpart hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be effective as of the date first herein written.



Operator/and Party
Union Oil Company of California

/s/ Keven A. Tabler
----------------------------
Kevin A. Tabler
Attorney-in-fact
Date: June 12, 1996


Party
Marathon Oil Company

/s/ D.T. Perkins
----------------------------
Production Manager
Date: 6/12/96



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